EXHIBIT 99.1

Jim Volk Joins Shenandoah Telecommunications Company as Chief Financial Officer

EDINBURG, Va., June 24, 2019 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (Shentel) (NASDAQ:SHEN) announces that Jim Volk has joined the Company as Senior Vice President and Chief Financial Officer.

Mr. Volk is a twenty-four year veteran of the telecommunications industry, having served in a variety of senior financial management roles with both large corporations and high growth, early stage telecommunication providers. He most recently served as Vice President, Finance and Investor Relations of Uniti Group Inc., a publicly-traded Real Estate Investment Trust of telecommunication assets and operating businesses, from 2016 to 2018.  Prior to joining Uniti, he served as Chief Financial Officer of multiple public and private telecommunications companies, including PEG Bandwidth (a fiber to the tower service provider) from 2012 to 2016, Hargray Communications Group (a regional rural cable, fiber and telephone company) from 2010 to 2012, and UbiquiTel Inc. (a PCS affiliate of Sprint) from 2001 to 2006.  He previously held senior finance positions with AT&T (formerly Cingular Wireless and SBC Wireless) and Comcast.  Mr. Volk began his professional career as a Senior Accountant with Deloitte.  He holds a Bachelor of Science in Accounting from the University of Delaware and a Master of Business Administration from Villanova University.

“We are pleased to welcome Jim to Shentel.  His wealth of telecommunications industry and management experience as CFO of high growth fiber, cable and wireless companies including a Sprint affiliate will be a tremendous asset for each of our business units as we continue to build on our successful growth,” said Christopher E. French, President of Shenandoah Telecommunications Company.  “As our Chief Financial Officer, Jim will have primary responsibility and oversight of all finance and accounting matters for the Shentel organization, and will play an integral role in our business development and investor relations activities.”

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified telecommunications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia, West Virginia, and portions of Kentucky and Ohio.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:

Shenandoah Telecommunications, Inc.
Christopher E. French, President; or, David L. Heimbach, Executive Vice President
540-984-4141

Or

John Nesbett/Jennifer Belodeau
IMS Investor Relations
203-972-9200
jnesbett@institutionalms.com